Exhibit 1.1

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A.

BYLAWS

CHAPTER I

Name, Head Office, Purpose and Duration

Article 1 The Company shall be an authorized capital company called ULTRAPAR PARTICIPAÇÕES S.A.

Article 2 The Company’s head office shall be in the City and State of São Paulo, at Av. Brigadeiro Luiz Antonio, No. 1343—9º andar.

Article 3 The Company’s purpose shall be the investment of its own capitals in the trade, industry and agriculture and in companies providing services, upon the subscription for or acquisition of shares or quotas in companies.

Article 4 The Company shall have an indeterminate term of duration.

CHAPTER II

Capital and Shares

Article 5—The subscribed and paid-in capital is R$ 3,696,772,957.32 (three billion, six hundred ninety-six million, seven hundred and seventy-two thousand, nine hundred and fifty-seven reais and thirty-two centavos), divided into 136,095,999 (one hundred and thirty-six million, ninety-five thousand, and nine hundred and ninety-nine) without par value in registered form, including 49,429,897 (forty-nine million, four hundred and twenty-nine thousand, eight hundred and ninety-seven) common shares and 86,666,102 (eighty-six million, six hundred and sixty-six thousand, and one hundred and two) preferred shares”.

Paragraph 1—The Company is authorized to increase the capital, without amendment to the bylaws, by resolution of the Board of Directors, up to the limit of R$ 4,500,000,000.00 (four billion and five hundred million reais) through the issuance of common or preferred shares, regardless of the current ratio, subject to the limit of 2/3 (two-thirds) of preferred shares in the total of shares issued.

Paragraph 2—Any capital increase to be paid in assets shall be submitted to the General Meeting’s resolution.

Paragraph 3—At the Board of Directors’ discretion, the preemptive rights in the issue of shares, debentures convertible into shares and subscription bonus, the placement of which be made upon the sale in stock exchanges or by public subscription, may be excluded.

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Article 6 The preferred shares are book-entry shares and shall be kept in a deposit account with a financial institution on behalf of the holders thereof, without issuance of warrants.

Sole Paragraph—The cost of the services of transfer, registration and issuance of common share warrant, as well as the cost of the service related to the shares kept in a custody cash account, may be debited to the shareholder.

Article 7 By a resolution of the Board of Directors, the Company may acquire its own shares to be kept in treasury or canceled up to the amount of the profit and reserve balance, except for the legal reserve, without any decrease in the capital stock, subject to the laws in effect.

Article 8 The Company may grant stock options to the benefit of its officers and employees under the terms of the stock option plan passed by the General Meeting, and said granting may likewise be offered to the officers and employees of its directly and indirectly controlled entities.

Article 9 Subject to the legal limits, the Company may create new classes of preferred shares or increase those already existing, irrespective of any proportion to the other kinds and classes of shares.

Article 10 Each common share entitles to one vote in the General Meetings’ resolutions.

Article 11 The General Meeting may authorize the conversion of common shares into preferred shares upon any shareholders’ request, subject to the proportion provided for in law.

Article 12 Preferred shares are not convertible into common shares; they have no voting right and entitle the holders thereof to dividends and stock dividends equal those attributed to common shares, in addition to priority in capital refund, with no premium, in the event of the Company’s liquidation.

CHAPTER III

General Meetings

Article 13 The General Meeting shall be called by the Board of Directors on an annual basis within the first four months and after the closing of the fiscal year, and on a special basis whenever the Company’s interest so require.

Paragraph 1—To take part in the General Meeting, the shareholders shall prove said capacity upon the submission of the deposit receipt issued by the financial institution depositary of the book-entry preferred shares, and, in the event of common shares, upon verifying the book of registration of registered shares.

Paragraph 2—The shareholder may be represented in the General Meeting by an attorney-in-fact appointed less than one year before, who should be a shareholder, a Company’s manager, attorney or investment fund manager representing the members thereof.

Article 14 Except as otherwise provided for in law, the General Meetings shall be called to order on first call with the attendance of shareholders representing the majority capital with right to vote, and on second call with any attendance.

Article 15 The Meetings shall be directed by a presiding board formed by one Presiding Officer and one or more secretaries chosen by the attending shareholders.

CHAPTER IV

Management

General Rules

Article 16 The Company shall be managed by a Board of Directors and an Executive Board.

Paragraph 1—The management term of the managers, who shall keep in office until the election and investiture of their substitutes, shall be one (1) year, reelection being permitted.

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Paragraph 2—The managers’ investiture, which shall not depend on pledge, shall be upon signature on a deed of investiture.

Paragraph 3—The General Meeting, which has elected them, shall set the managers’ remuneration, which may be reviewed at any other meeting.

CHAPTER V

Board of Directors

Article 17 The Board of Directors shall be formed by four (4) to eight (8) members, shareholders of the Company, elected by the General Meeting, which may also remove them from office at any time.

Paragraph 1—The General Meeting shall appoint among its members the Chairman of the Board and the Vice-Chairman, who shall replace the Chairman in his/her occasional non-attendance or absences.

Paragraph 2—In the event of election of a Director resident and domiciled abroad, the investiture of said Director shall be conditional on the appointment of an attorney-in-fact resident and domiciled in the country, with powers to be served summons in any suit that may be filed against him/her, based on the corporation law. The validity term of the power of attorney shall be at least equal to the term of legal forfeiture of the shares (article 287, II, b, of Law No. 6.404/76).

Article 18 The Board of Directors shall meet on an annual basis once every three months, and on a special basis whenever called by its Chairman or by any two (2) Directors.

Article 19 The Board of Directors’ meetings shall be called to order with the attendance of at least three Directors, one of whom shall be the Chairman or Vice-Chairman, and the resolutions shall be adopted by majority vote, whereas it will be incumbent on the Chairman, or in his/her absence on the Vice-Chairman the deciding vote. Any Director temporarily impeded or absent may be represented in any vote upon written appointment by another Director. In addition, the Directors absent may cast their vote by letter, cable or facsimile at the meetings at which there is the attendance quorum set forth in this article.

Sole Paragraph—In the event of any vacant position in the Board of Directors, said position shall be filled in at the first General Meeting to be held after the vacancy is verified.

Article 20 It shall be incumbent on the Board of Directors:

a) to set the Company’s general business policy;

b) to call the General Meetings;

c) to elect and remove from office the Company’s Officers and set their individual duties and fees, when the General Meeting decides on their overall remuneration;

d) to choose the Chief Executive Officer among their members;

e) to approve the increase in the subscribed capital and the form under which it shall occur, up to the limit of the authorized capital;

f) to submit to the General Meeting for approval the allocation of the net profit adjusted in the fiscal year, as referred to in letter “c” of article 35 hereof;

g) to oversee the Officers’ management; at any time examine the Company’s books and papers; request information on any agreement already or about to be entered into and on any other acts;

h) to provide opinion on the management report and on the Executive Board’s accounts;

i) to approve the distribution of semi-annual or interim dividends;

j) to approve the holding of interest in other Companies;

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k) to propose to the General Meeting the Company’s winding-up, merger or consolidation under any form;

l) to choose and remove the Independent Auditors nominated by the Audit Committee;

m) to decide on any matters not regulated herein, and resolve on the omitted cases;

n) to appoint among the Officers that who shall perform the duties of Investor Relations Officer.

o) grant stock options to its officers and employees holding key positions in the Company and its controlled entities, with no preemptive right being granted to shareholders, in compliance with paragraph 3, article 171 of Law 6404/76, and establish a Stock Options Plan Management and Implementation Commission referred to in article 8 of these Bylaws. The Plan Management and Implementation Commission contemplated hereunder will be made up by such people appointed by the Board of Directors, which will further set the terms governing the operation of said commission;

p) approve the emission, for public subscription, of commercial paper by the company.

Article 21 It shall be incumbent on the Chairman of the Board of Directors:

a) To call the General Meeting whenever the Board of Directors so resolve, or exceptionally by its own initiative, case in which he/she shall then inform the call to all further Directors;

b) call and preside over the Board of Directors’ meetings;

c) inform the dates of the annual meetings and supervise the body’s administrative services; and

d) to convey the Board of Directors’ resolutions to the Executive Board and guide it the compliance therewith.

Article 22 It shall be incumbent on the Vice-Chairman to replace the Chairman on his/her occasional absences or impediments and, in the event of vacancy, to replace him/her up to the next General Meeting that shall elect the new incumbent.

Ultrapar Participações S.A. and Subsidiaries

CHAPTER VI

Executive Board

Article 23 The Executive Board shall be formed by four (4) to six (6) executive officers, shareholders or not, resident in the country, elected by the Board of Directors one of whom shall be the President, another the Vice-President, and all the others Executive Officers, who, subject to the provisions of letter “n” of article 20, shall not have any specific designation. The Executive Board’s resolutions shall be adopted by majority vote, whereas it shall be incumbent on the President to cast the deciding vote.

Sole Paragraph—The Board of Directors shall elect the Company’s President and Vice-President among the executive Board’s members. It shall be incumbent on the Vice-President to replace the President in his/her occasional absences or impediments as well as to perform the specific duties assigned to him/her upon his/her appointment.

Article 24 The Executive Board shall meet whenever the Company’s interest so require, and the resolutions shall be adopted by majority vote, subject to a quorum of half of the elected members for the meeting to be called to order.

Article 25 It shall be incumbent on the Executive Board to perform the acts required for the regular operation of the Company and management of its business, subject to the duties and guidelines set by the Board of Directors.

Paragraph 1—Those acts destined to produce effect before any third parties shall be signed by two executive officers together, or by one executive officer and one attorney-in-fact, our two attorneys-in-fact, with special powers.

Paragraph 2—Upon the act of two of its executive officers, the Company may appoint attorneys-in-fact, whereas their powers of attorney shall specify the purpose thereof, the powers granted and the validity term, which shall not exceed one year, except where the power of attorney is granted with powers to represent the Company in court, the validity which shall be for an indeterminate term.

Paragraph 3—The prior approval of the Board of Directors shall be required for the performance of acts that might result in acquisition, disposal, swap and encumbrance of real estate property, offer of collateral or personal guarantees, taking out of loans or waiver of rights the amount of which be in excess of three percent (3%) of the Company’s net worth.

Paragraph 4—Exceptionally, the Executive Board may authorize the Company’s representation by one sole executive officer or one especially appointed attorney-in-fact, by detailing in the minutes of the meeting the purpose and limits of the powers granted.

Article 26 It shall be incumbent on the President:

a) to manage, guide and coordinate the Company’s activities;

b) to call and preside over the Executive Board’s meetings;

c) to represent the Company in court or out of court, either as plaintiff or as defendant.

Article 27 When elected, it shall be incumbent on the Vice-President to cooperate with the President in the performance of his/her duties.

Article 28 It shall be incumbent on the Investor Relations Officer to represent the Company before regulatory agencies and further institutions operating in the capital market, in addition to performing the duties that are assigned to him by the Board of Directors.

Article 29 The officers without specific designation shall perform, in addition to the duties assigned to them in the Company’s Bylaws, all those other duties assigned to them by the Board of Directors.

Article 30 It shall be incumbent on two officers, who shall act together:

a) to represent the Company before any third parties, except for the provision of letter “c” of article 26 above;

b) the performance of all further acts provided for in article 25 above.

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Article 31 The officers may replace each other, subject to the following:

a) in the event of occasional absence or impediment for a period up to sixty (60) days, the President shall be replaced by the Vice-President, in the event of his/her appointment, whereas the latter shall be replaced by one of the members of the Executive Board appointed in advance by the President.

b) in the event of vacancy of an officer’s position, he/she may be replaced up to the next Board of Directors’ Meeting by the officer appointed by the President.

c) the temporary filling in of all further Executive Board’s positions upon the President’s decision shall be discretionary.

CHAPTER VII

Fiscal Council

Article 32 The Company shall have a permanent Fiscal Council composed of no less than three and no more than five members, and a like number of alternates, with such duties, powers, and compensation as provided by law, with a term of office of one (1) year, with reelection allowed.

Paragraph 1—The Fiscal Council shall hold regular meetings quarterly and extraordinary meetings as necessary, and the meeting minutes shall be recorded in a proper book.

Paragraph 2—Its members shall be subject to such obligations and prohibitions as imposed by law and by these Bylaws on the Company’s managers.

Article 33 In addition to the activities provided in the Brazilian legislation, the Fiscal Council shall act as an Audit Committee as defined in Sarbanes-Oxley Act.

Sole Paragraph—For the full performance of the duties in the Audit Committee, the requirements provided in the applicable legislations, the provisions of these Bylaws, and the Charter of the Fiscal Council and Audit Committee shall be observed, which Charter shall establish its powers and operating rules.

CHAPTER VIII

Fiscal Year

Article 34 The fiscal year shall begin on January 1 and end on December 31 of each year.

Article 35 After the balance sheet and the financial statements are drawn up, and after deduction of accumulated losses, provision for income tax payment, and should this be the case, provision for managers’ profit sharing, then the net profit found shall have the following allocation:

a) five percent (5%) to form a legal reserve up to the point it reaches twenty percent (20%) of the capital stock;

b) fifty percent (50%) to pay mandatory dividends to shareholders, with offsetting of the semi-annual and interim dividends that may have been declared;

c) the balance shall have the allocation decided by the General Meeting, subject to the Board of Directors’ proposal.

Paragraph 1—In addition to the annual balance sheet for the period, the Company may further draw up semi-annual balance sheets as well as, at any time, special balance sheets, and the Board of Directors may, upon approval of the Annual General Meeting, declare interim dividends, to be allocated to the accumulated profits or profit reserve accounts existing at the time when the last annual or semi-annual balance sheet was published.

Paragraph 2—Dividends not claimed within three years as of the date they have been made available to shareholders shall be subject to forfeiture and inure to the benefit of the Company.

Article 36 The General Meeting may grant sharing in the fiscal year profits to managers.

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CHAPTER IX

General Provisions

Article 37 The Company shall be liquidated in the events provided for in law, whereupon it shall be incumbent on the General Meeting to determine the form of liquidation, appoint a liquidator, and elect the Audit Committee which shall operate the Company over the liquidation period.

Article 38 The Minutes of the General Meetings, as well as those of the Board of Directors’ Meetings shall be issued by electronic means, on spare pages and shall be signed by the attending members, to be then bound into a book. When these minutes contain resolutions destined to produce effects before third parties, they shall be filed with the Commercial Registry and published.

Article 39 The direct or indirect transfer of the Company’s control is subordinated to the suspensive condition of the acquiring party making a public offering for the total acquisition of the free float of shares, both common and preferred, pertaining to the remaining shareholders, at a price and under payment conditions equal to those which have been agreed with members of the controlling block of shareholders.

Sole paragraph: The Key Shareholders Agreement of the Company, Ultra S.A. Participações, Avaré Participações S.A. and Igel Participações S.A., signed on March 22, 2000 and filed at the Company’s head office, contains complementary norms to be followed in the case of a transfer of the company’s control.